NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0151 Dated October 1, 1996      Rule 424(b)(2)
(To Prospectus dated November 24, 1995 and             File number: 33-63097
Prospectus Supplement dated January 10, 1996)


Subordinated Medium-Term Notes, Series E
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  25,000,000.00
Issue Price:                                          (See (1) below)
Commission or Discount:                    2.250%    $     562,500.00
Proceeds to Company:                      97.750%    $  24,437,500.00

Agent:                            Merrill Lynch & Co., as Principal


Original Issue Date:              October 08, 1996

Stated Maturity Date:             November 15, 2011

Cusip #:                          63858S-AX-7
Form:                             Book entry only


Interest Rate:                    7.550% per annum

Interest Payment Dates:           15th of each month, commencing on
                                  November 15, 1996


Discount Note?                                                No
May the Notes be redeemed by the Company prior to maturity?   Yes (See below)

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring November 15, 2000 and each Interest Payment Date occurring in May or November thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of     No
the holder?

Interest rates offered by the Company with respect to offerings of medium term notes may differ depending upon, among other things, the aggregate principal amount of the such notes purchased in any single transaction.

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch & Co.